This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 7, 1997 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (as defined below) by Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                 SERIES B JUNIOR PARTICIPATING PREFERRED STOCK)
                                       OF
                       TRANSITIONAL HOSPITALS CORPORATION
                                       AT
                              $16.00 NET PER SHARE
                                       BY
                              LV ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                                  VENCOR, INC.

    LV Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Vencor, Inc., a Delaware corporation ("Vencor"), is offering to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Transitional Hospitals Corporation, a Nevada corporation (the "Company"), including the associated rights to purchase Series B Junior Participating Preferred Stock of the Company (the "Rights"), at $16.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 1997, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement (as defined in the Offer to Purchase). If separate certificates representing Rights (the "Rights Certificates") are issued to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing the number of Rights equal to the number of Shares tendered must be delivered to First Chicago Trust Company of New York (the "Depositary"), or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) received by the Depositary with respect thereto, in order for such Shares to be validly tendered. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON WEDNESDAY, JUNE 4, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT WILL CONSTITUTE AT LEAST 66 2/3% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT, (2) THE AGREEMENT AND PLAN OF MERGER (THE "SELECT MEDICAL MERGER AGREEMENT"), DATED AS OF MAY 2, 1997, BY AND AMONG SELECT MEDICAL CORPORATION, A DELAWARE CORPORATION, SM ACQUISITION CO., A NEVADA CORPORATION, AND THE COMPANY, HAVING BEEN TERMINATED WITHOUT ANY PAYMENTS BY OR LIABILITY ON THE PART OF THE COMPANY (OTHER THAN ANY APPLICABLE PAYMENTS PURSUANT TO SECTION 9.2 OF THE SELECT MEDICAL MERGER AGREEMENT), (3) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE TRANSACTIONS CONTEMPLATED IN THE OFFER TO PURCHASE, (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE NEVADA CONTROL SHARE ACQUISITION STATUTE (AS DEFINED IN THE OFFER TO PURCHASE) SHALL BE INAPPLICABLE TO THE OFFER AND THE MERGER (AS DEFINED BELOW), (5) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE NEVADA BUSINESS COMBINATION STATUTE (AS DEFINED IN THE OFFER TO PURCHASE) SHALL BE INAPPLICABLE TO THE OFFER AND THE MERGER, (6) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ALL NECESSARY HEALTHCARE APPROVALS (AS DEFINED IN THE OFFER TO PURCHASE) HAVE BEEN OBTAINED ON TERMS SATISFACTORY TO THE PURCHASER, AND (7) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. SEE SECTION 13 OF THE OFFER TO PURCHASE.

    THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

    Vencor and the Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Vencor or the Purchaser. The Purchaser reserves the right to amend the Offer upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer.

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Vencor is seeking to negotiate with the Company a definitive acquisition agreement pursuant to which the Company would, as soon as practicable following consummation of the Offer, consummate a merger or some similar business combination (the "Merger") between the Company and the Purchaser or an affiliate thereof, pursuant to which each Share that is issued and outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company or owned by Vencor, the Purchaser or any direct or indirect subsidiary of Vencor, or held by stockholders who properly exercise dissenters' rights, if any) would be converted pursuant to the terms of the Merger into the right to receive an amount in cash equal to $16.00 per Share (or such higher price as may be paid pursuant to the Offer).

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING PAYMENT PURSUANT TO THE OFFER.

    Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date (as defined in the Offer to Purchase) occurs, Rights Certificates (or a timely Book-Entry Confirmation, if available, with respect thereto), unless the Purchaser elects to make payments for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase).

    Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares and Rights made pursuant to the Offer are irrevocable, except that Shares and Rights tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7, 1997 or at such later time as may apply if the Offer is extended. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

   To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the names in which the certificates evidencing such Shares and Rights Certificates to be withdrawn are registered, if different from that of the person who tendered such Shares or Rights. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares or Rights may be retendered following one of the procedures described above in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights, and such Shares and Rights may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    A demand is being made to the Company for the use of the Company's stockholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list and its list of holders of Rights, if any, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares or Rights.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Such additional copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                          Call Toll Free (800) 755-3105

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE/FIRST BOSTON LOGO]

                              Eleven Madison Avenue
                          New York, New York 10010-3629
                          Call Toll Free (800) 646-4543

May 7, 1997